EXHIBIT 21.1

         Subsidiaries of the registrant as of March 31, 2000:

        National Manufacturing Technologies de Mexico S. de R.L. de C.V., Mexico Photomatrix Imaging, Inc., Nevada
        I-PAC Manufacturing, Inc., California
        National Metal Technologies, Inc., California
        I-PAC Precision Machining, California
        Photomatrix Acquisition Inc., California
        PHRX Rep Co., California
        I-PAC Express Assembly, Inc., California
        Lexia Systems, Inc., California
        Xscribe Imaging, Inc., California
        Xscribe Legal Systems, Inc. California